    As filed with the Securities and Exchange Commission on December 22, 2000

                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 ---------------

                       DAIRY MART CONVENIENCE STORES, INC.
             (Exact name of registrant as specified in its charter)

                         Delaware                                                  04-249-7894
     (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification No.)
                       organization)

         300 Executive Parkway West, Hudson, Ohio                                     44236
         (Address of Principal Executive Offices)                                   (Zip Code)

                                 ---------------

                       DAIRY MART CONVENIENCE STORES, INC.
         AMENDED AND RESTATED 1995 STOCK OPTION AND INCENTIVE AWARD PLAN
                            (Full title of the plan)
                                 ---------------

                                Gregory G. Landry
                             Chief Financial Officer
                       Dairy Mart Convenience Stores, Inc.
                           300 Executive Parkway West
                               Hudson, Ohio 44236
                     (Name and address of agent for service)

                                 (330) 342-6600
          (Telephone number, including area code, of agent for service)
                                 ---------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
TITLE OF SECURITIES TO BE   AMOUNT TO BE         PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
REGISTERED                  REGISTERED*          OFFERING PRICE PER     AGGREGATE OFFERING       REGISTRATION
                                                 SHARE**                PRICE**                  FEE
-------------------------------------------------------------------------------------------------------------
Common Shares,              1,177,500                 $2.4063           $2,833,418               $748
$.01 par value


  *Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

** Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee, based on the average of the high and low sale prices on December 21, 2000, of the registrant's Common Shares as reported on the American Stock Exchange.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         Dairy Mart Convenience Stores, Inc. (sometimes hereinafter referred to as the "Company" or the "registrant") and the Dairy Mart Convenience Stores, Inc. Amended and Restated 1995 Stock Option and Incentive Award Plan (the "Plan") incorporate herein by reference (i) the registrant's Annual Report on Form 10-K for the year ended January 29, 2000, (ii) all other reports filed by the registrant and the Plan pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the Annual Report on Form 10-K referenced above; and (iii) the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A, as amended, filed under the Exchange Act.

         All documents subsequently filed by the registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all Common Shares offered under the Plan have been sold or which deregisters all such Common Shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the Common Shares offered hereby has been passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio. Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Delaware Corporation Law (the "Code") authorizes Delaware corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if (i) the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation.

         The Company's Code of Regulations provides for the indemnification of the Company's directors and officers and, as authorized by the Board of Directors, for the advancement of expenses incurred by an individual in connection with the defense of any action, suit or proceeding that such individual was a party to by reason of the fact that the individual is or was a director or officer of the Company or its subsidiaries upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director of officer is entitled to indemnification.

         The Company maintains a directors and officers insurance policy which provides for reimbursement to the Directors and officers of the Company for legal fees and expenses resulting from the defense of any judicial or administrative proceeding initiated against the Director or officer as a result of his conduct or actions in his capacity as a Director or officer of the Company, and provides reimbursement to the Company for costs it has incurred as a result of indemnifying its directors and officers.

         The Company has entered into indemnification agreements with its directors which provide for indemnification to the fullest extent allowed under Delaware law and the maintenance of the Company's directors and officers insurance policy or its equivalent.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  None.

ITEM 8.  EXHIBITS.

Exhibit Number    Description of Exhibit
--------------    ----------------------

     4(a)         Restated Certificate of Incorporation of the Company(1)

     4(b)         Amended and Restated Bylaws of the Company(2)

     4(c) Dairy Mart Convenience Stores, Inc. Amended and Restated 1995 Stock Option and Incentive Award Plan

     5            Opinion of Baker & Hostetler

    23(a)         Consent of Arthur Andersen LLP

    23(b)         Consent of Baker & Hostetler (included in Opinion filed as
                  Exhibit 5 hereto)

    24            Powers of attorney (included at page II-4)

___________


(1) Included as an exhibit to the Company's Form 10-K for the year ended January 29, 2000 and incorporated herein by reference.

(2) Included as an exhibit to the Company's Form 10-Q for the quarter ended November 2, 1996 and incorporated herein by reference

ITEM 9.  UNDERTAKINGS.

                  A.  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, State of Ohio, on the 20th day of December, 2000.

                            DAIRY MART CONVENIENCE STORES, INC.


                                 By: /s/ Robert B. Stein, Jr.
                                     --------------------------
                                     Robert B. Stein, Jr. Chairman of the Board,
                                     President and Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert B. Stein, Jr. and Gregory G. Landry, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of December, 2000.

Signature                                 Title
---------                                 -----

/s/ Robert B. Stein, Jr.             President, Chief Executive Officer
----------------------------         and Director
Robert B. Stein, Jr.


/s/ Gregory G. Landry                Executive Vice President, Chief Financial
----------------------------         Officer and Director
Gregory G. Landry



/s/ Albert T. Adams                  Director
----------------------------
Albert T. Adams

/s/ Frank W. Barrett                 Director
----------------------------
Frank W. Barrett

/s/ J. Kermit Birchfield, Jr.        Director
----------------------------
J. Kermit Birchfield, Jr.


/s/ John W. Everets                  Director
---------------------------
John W. Everets



/s/ William A. Foley                 Director
--------------------------
William A. Foley

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            EXHIBIT DESCRIPTION
------            -------------------

4(a)              Restated Certificate of Incorporation of the Company(1)

4(b)              Amended and Restated Bylaws of the Company(2)

4(c) Dairy Mart Convenience Stores, Inc. Amended and Restated 1995 Stock Option and Incentive Award Plan

5                 Opinion of Baker & Hostetler

23(a)             Consent of Independent Public Accountants

23(b) Consent of Baker & Hostetler (included in Opinion filed as Exhibit 5 hereto)

24(a)             Powers of attorney (included at page II-4)



____________

(1) Included as an exhibit to the Company's Form 10-K for the year ended January 29, 2000 and incorporated herein by reference.

(2) Included as an exhibit to the Company's Form 10-Q for the quarter ended November 2, 1996 and incorporated herein by reference.